NOTICE TO POLICYHOLDERS

FRAUD NOTICE

Any person who knowingly presents a false or fraudulent claim for payment of a loss or benefit or knowingly presents false information in an application for insurance is guilty of a crime and may be subject to fines and confinement in prison.

STATE SPECIFIC PROVISIONS

Arkansas

Any person who knowingly presents a false or fraudulent claim for payment of a loss or benefit or knowingly presents false information in an application for insurance is guilty of a crime and may be subject to fines and confinement in prison.

Colorado

It is unlawful to knowingly provide false, incomplete, or misleading facts or information to an insurance company for the purpose of defrauding or attempting to defraud the company. Penalties may include imprisonment, fines, denial of insurance and civil damages. Any insurance company or agent of an insurance company who knowingly provides false, incomplete, or misleading facts or information to a policyholder or claimant for the purpose of defrauding or attempting to defraud the policyholder or claimant with regard to a settlement or award payable for insurance proceeds shall be reported to the Colorado Division of Insurance within the Department of Regulatory Agencies.

District of Columbia

WARNING: It is a crime to provide false or misleading information to an insurer for the purpose of defrauding the insurer or any other person. Penalties include imprisonment and/or fines. In addition, an insurer may deny insurance benefits if false information materially related to a claim was provided by the applicant.

Florida

Any person who knowingly and with intent to injure, defraud, or deceive any insurer files a statement of claim or an application containing any false, incomplete, or misleading information is guilty of a felony of the third degree.

Hawaii	For your protection, Hawaii law requires you to be informed that presenting a fraudulent claim for payment of a loss or benefit is a crime punishable by fines or imprisonment, or both.

Kentucky

Any person who knowingly and with intent to defraud any insurance company or other person files an application for insurance containing any materially false information or conceals, for the purpose of misleading, information concerning any fact material thereto commits a fraudulent insurance act, which is a crime.

Louisiana

Any person who knowingly presents a false or fraudulent claim for payment of a loss or benefit or knowingly presents false information in an application for insurance is guilty of a crime and may be subject to fines and confinement in prison.

Maine

It is a crime to knowingly provide false, incomplete or misleading information to an insurance company for the purpose of defrauding the company. Penalties may include imprisonment, fines, or denial of insurance benefits.

Maryland

Any person who knowingly and willfully presents a false or fraudulent claim for payment of a loss or benefit or who knowingly and willfully presents false information in an application for insurance is guilty of a crime and may be subject to fines and confinement in prison.

New Jersey	Any person who includes any false or misleading information on an application for an insurance policy is subject to criminal and civil penalties.

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NOTICE TO POLICYHOLDERS

New Mexico

Any person who knowingly presents a false or fraudulent claim for payment of a loss or benefit or knowingly presents false information in an application for insurance is guilty of a crime and may be subject to civil fines and criminal penalties.

New York

All commercial insurance forms, except as provided for automobile insurance:

Any person who knowingly and with intent to defraud any insurance company or other person files an application for insurance or statement of claim containing any materially false information, or conceals for the purpose of misleading, information concerning any fact material thereto, commits a fraudulent insurance act, which is a crime, and shall also be subject to a civil penalty not to exceed five thousand dollars and the stated value of the claim for each such violation.

Automobile insurance forms

Any person who knowingly makes or knowingly assists, abets, solicits or conspires with another to make a false report of the theft, destruction, damage or conversion of any motor vehicle to a law enforcement agency, the department of motor vehicles or an insurance company, commits a fraudulent insurance act, which is a crime, and shall also be subject to a civil penalty not to exceed five thousand dollars and the value of the subject motor vehicle or stated claim for each violation.

Fire Insurance: Any person who knowingly and with intent to defraud any insurance company or other person files an application for insurance containing any false information, or conceals for the purpose of misleading, information concerning any fact material thereto, commits a fraudulent insurance act, which is a crime. The proposed insured affirms that the foregoing information is true and agrees that these applications shall constitute a part of any policy issued whether attached or not and that any willful concealment or misrepresentation of a material fact or circumstances shall be grounds to rescind the insurance policy.

Ohio

Any person who, with intent to defraud or knowing that he is facilitating a fraud against an insurer, submits an application or files a claim containing a false or deceptive statement is guilty of insurance fraud.

Oklahoma

WARNING: Any person who knowingly, and with intent to injure, defraud or deceive any insurer, makes any claim for the proceeds of an insurance policy containing any false, incomplete or misleading information is guilty of a felony.

Oregon

Any person who, with INTENT TO DEFRAUD or knowing that he is facilitating a fraud against an insurer, submits an application or files a claim containing a false or deceptive statement MAY BE guilty of insurance fraud."

Pennsylvania

Any person who knowingly and with intent to defraud any insurance company or other person files an application for insurance or statement of claim containing any materially false information or conceals for the purpose of misleading, information concerning any fact material thereto commits a fraudulent insurance act, which is a crime and subjects such person to criminal and civil penalties.

Auto: Any person who knowingly and with intent to injure or defraud any insurer files an application or claim containing any false, incomplete or misleading information shall, upon conviction, be subject to imprisonment for up to seven years and the payment of a fine of up to $15,000.

PNAP 001 0510

NOTICE TO POLICYHOLDERS

Puerto Rico

Any person who knowingly and with the intention to defraud includes false information in an application for insurance or file, assist or abet in the filing of a fraudulent claim to obtain payment of a loss or other benefit, or files more than one claim for the same loss or damage, commits a felony and if found guilty shall be punished for each violation with a fine of no less than five thousands dollars ($5,000), not to exceed ten thousands dollars ($10,000); or imprisoned for a fixed term of three (3) years, or both. If aggravating circumstances exist, the fixed jail term may be increased to a maximum of five (5) years; and if mitigating circumstances are present, the jail term may be reduced to a minimum of two (2) years.

Rhode Island

Any person who knowingly presents a false or fraudulent claim for payment of a loss or benefit or knowingly presents false information in an application for insurance is guilty of a crime and may be subject to fines and confinement in prison.

Tennessee

It is a crime to knowingly provide false, incomplete or misleading information to an insurance company for the purpose of defrauding the company. Penalties include imprisonment, fines and denial of insurance benefits.

Virginia

It is a crime to knowingly provide false, incomplete or misleading information to an insurance company for the purpose of defrauding the company. Penalties include imprisonment, fines and denial of insurance benefits.

Washington

It is a crime to knowingly provide false, incomplete or misleading information to an insurance company for the purpose of defrauding the company. Penalties include imprisonment, fines and denial of insurance benefits.

West Virginia

Any person who knowingly presents a false or fraudulent claim for payment of a loss or benefit or knowingly presents false information in an application for insurance is guilty of a crime and may be subject to fines and confinement in prison.

PNAP 001 0510

NOTICE TO POLICYHOLDERS

PRIVACY POLICY

Catlin insurance group [the “Companies”], believes personal information that we collect about our customers, potential customers, and proposed insureds [referred to collectively in this Privacy Policy as “customers”] must be treated with the highest degree of confidentiality. For this reason and in compliance with the Title V of the Gramm-Leach-Bliley Act [“GLBA”], we have developed a Privacy Policy that applies to all of our companies. For purposes of our Privacy Policy, the term “personal information” includes all information we obtain about a customer and maintain in a personally identifiable way. In order to assure the confidentiality of the personal information we collect and in order to comply with applicable laws, all individuals with access to personal information about our customers are required to follow this policy.

Our Privacy Promise

Your privacy and the confidentiality of your business records are important to us. Information and the analysis of information is essential to the business of insurance and critical to our ability to provide to you excellent, cost-effective service and products. We understand that gaining and keeping your trust depends upon the security and integrity of our records concerning you. Accordingly, we promise that:

1.	We will follow strict standards of security and confidentiality to protect any information you share with us or information that we receive about you;
2.	We will verify and exchange information regarding your credit and financial status only for the purposes of underwriting, policy administration, or risk management and only with reputable references and clearinghouse services;
3.	We will not collect and use information about you and your business other than the minimum amount of information necessary to advise you about and deliver to you excellent service and products and to administer our business;
4.	We will train our employees to handle information about you or your business in a secure and confidential manner and only permit employees authorized to use such information to have access to such information;
5.	We will not disclose information about you or your business to any organization outside the Catlin insurance group of Companies or to third party service providers unless we disclose to you our intent to do so or we are required to do so by law;
6.	We will not disclose medical information about you, your employees, or any claimants under any policy of insurance, unless you provide us with written authorization to do so, or unless the disclosure is for any specific business exception provided in the law;
7.	We will attempt, with your help, to keep our records regarding you and your business complete and accurate, and will advise you how and where to access your account information [unless prohibited by law], and will advise you how to correct errors or make changes to that information; and
8.	We will audit and assess our operations, personnel and third party service providers to assure that your privacy is respected.

Collection and Sources of Information

We collect from a customer or potential customer only the personal information that is necessary for [a] determining eligibility for the product or service sought by the customer, [b] administering the product or service obtained, and [c] advising the customer about our products and services. The information we collect generally comes from the following sources:

Submission – During the submission process, you provide us with information about you and your business, such as your name, address, phone number, e-mail address, and other types of personal identification information;

Quotes – We collect information to enable us to determine your eligibility for the particular insurance product and to determine the cost of such insurance to you. The information we collect will vary with the type of insurance you seek;

PNAP 002 0209

NOTICE TO POLICYHOLDERS

Transactions – We will maintain records of all transactions with us, our affiliates, and our third party service providers, including your insurance coverage selections, premiums, billing and payment information, claims history, and other information related to your account;

Claims – If you obtain insurance from us, we will maintain records related to any claims that may be made under your policies. The investigation of a claim necessarily involves collection of a broad range of information about many issues, some of which does not directly involve you. We will share with you any facts that we collect about your claim unless we are prohibited by law from doing so. The process of claim investigation, evaluation, and settlement also involves, however, the collection of advice, opinions, and comments from many people, including attorneys and experts, to aid the claim specialist in determining how best to handle your claim. In order to protect the legal and transactional confidentiality and privileges associated with such opinions, comments and advice, we will not disclose this information to you; and

Credit and Financial Reports – We may receive information about you and your business regarding your credit. We use this information to verify information you provide during the submission and quote processes and to help underwrite and provide to you the most accurate and cost-effective insurance quote we can provide.

Retention and Correction of Personal Information

We retain personal information only as long as required by our business practices and applicable law. If we become aware that an item of personal information may be materially inaccurate, we will make reasonable effort to re-verify its accuracy and correct any error as appropriate.

Storage of Personal Information

We have in place safeguards to protect data and paper files containing personal information.

Sharing/Disclosing of Personal Information

We maintain procedures to assure that we do not share personal information with an unaffiliated third party for marketing purposes unless such sharing is permitted by law. Personal information may be disclosed to an unaffiliated third party for necessary servicing of the product or service or for other normal business transactions as permitted by law.

We do not disclose personal information to an unaffiliated third party for servicing purposes or joint marketing purposes unless a contract containing a confidentiality/non-disclosure provision has been signed by us and the third party. Unless a consumer consents, we do not disclose “consumer credit report” type information obtained from an application or a credit report regarding a customer who applies for a financial product to any unaffiliated third party for the purpose of serving as a factor in establishing a consumer’s eligibility for credit, insurance or employment. “Consumer credit report type information” means such things as net worth, credit worthiness, lifestyle information [piloting, skydiving, etc.] solvency, etc. We also do not disclose to any unaffiliated third party a policy or account number for use in marketing. We may share with our affiliated companies information that relates to our experience and transactions with the customer.

Policy for Personal Information Relating to Nonpublic Personal Health Information

We do not disclose nonpublic personal health information about a customer unless an authorization is obtained from the customer whose nonpublic personal information is sought to be disclosed. However, an authorization shall not be prohibited, restricted or required for the disclosure of certain insurance functions, including, but not limited to, claims administration, claims adjustment and management, detection, investigation or reporting of actual or potential fraud, misrepresentation or criminal activity, underwriting, policy placement or issuance, loss control and/or auditing.

Access to Your Information

PNAP 002 0209

NOTICE TO POLICYHOLDERS

Our employees, employees of our affiliated companies, and third party service providers will have access to information we collect about you and your business as is necessary to effect transactions with you. We may also disclose information about you to the following categories of person or entities:

Your independent insurance agent or broker;

An independent claim adjuster or investigator, or an attorney or expert involved in the claim; Persons or organizations that conduct scientific studies, including actuaries and accountants; An insurance support organization; Another insurer if to prevent fraud or to properly underwrite a risk;

A state insurance department or other governmental agency, if required by federal, state or local laws; or

Any persons entitled to receive information as ordered by a summons, court order, search warrant, or subpoena.

Violation of the Privacy Policy

Any person violating the Privacy Policy will be subject to discipline, up to and including termination.

For more information or to address questions regarding this privacy statement, please contact your broker.

PNAP 002 0209

NOTICE TO POLICYHOLDERS

U.S. TREASURY DEPARTMENT’S OFFICE OF

FOREIGN ASSETS CONTROL (“OFAC”)

No coverage is provided by this Policyholder Notice nor can it be construed to replace any provisions of your policy. You should read your policy and review your Declarations page for complete information on the coverages you are provided.

This Policyholder Notice provides information concerning the possible impact on your insurance coverage provided under your policy due to directives issued by OFAC. Please read this Policyholder Notice carefully.

OFAC administers and enforces economic and trade sanctions based on US foreign policy and national security goals based on Presidential declarations of "national emergency." OFAC has identified and listed numerous:

Foreign agents
Front organizations
Terrorists
Terrorist organizations
Narcotics traffickers

as "Specially Designated Nationals and Blocked Persons.” This list can be found on the United States Treasury’s web site – http://www.treas.gov/ofac.

In accordance with OFAC regulations, if it is determined that you or any other insured, or any person or entity claiming the benefits of this insurance has violated US sanctions law or is a Specially Designated National and Blocked Person, as identified by OFAC, this insurance will be considered a blocked or frozen contract and all provisions of this insurance will be immediately subject to OFAC. When an insurance policy is considered to be such a blocked or frozen contract, neither payments nor premium refunds may be made without authorization from OFAC. Other limitations on the premiums and payments may also apply.

PNAP 003 1208

NOTICE TO POLICYHOLDERS

CLAIMS NOTICE

All claims must be reported to Catlin at:

Catlin
3340 Peachtree Road N.E.
Suite 2950
Atlanta, GA 30326

E-mail: catlinclaimspl@catlin.com Phone: 404-443-4910\888-443-4910 Fax: 404-443-4912

PNCL N01 0509

Policy Number:

Previous Policy Number:

EXCESS INSURANCE POLICY DECLARATIONS

NOTICE: UNLESS OTHERWISE PROVIDED IN THE UNDERLYING INSURANCE, THIS POLICY SHALL ONLY APPLY TO CLAIMS FIRST MADE DURING THE POLICY PERIOD. THE LIMIT OF LIABILITY AVAILABLE TO PAY DAMAGES OR SETTLEMENTS SHALL BE REDUCED AND MAY BE EXHAUSTED BY THE PAYMENT OF DEFENSE EXPENSES. PLEASE READ THIS POLICY CAREFULLY.

Terms appearing in bold are defined in the Policy.

ITEM 1

Named Insured:

Mailing Address:

ITEM 2
Policy Period:	From:	To:
At 12:01 A.M. both dates at your mailing address shown above.

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ITEM 3
Limit of Liability: $

ITEM 4
Followed Policy:
Insurer	Coverage (s)	Policy Number

ITEM 5
Underlying Insurance Policies: See Schedule of Underlying Insurance.

ITEM 6
Pending or Prior Date:

ITEM 7
Estimated Premium:	$
TRIA Premium:	$
State Tax or Other (if applicable):	$

TOTAL PREMIUM:	$

Additional Premium for the Discovery Period:	%

ITEM 8
Forms and Endorsements Forming a Part of this Policy as of the Inception Date:
See Schedule of Forms and Endorsements

THESE DECLARATIONS, TOGETHER WITH THE COMPLETED AND SIGNED APPLICATION FOR THIS

POLICY, ALL MATERIALS SUBMITTED THEREWITH OR MADE A PART THEREOF AND THE POLICY FORM ATTACHED HERETO, CONSTITUTE THE POLICY.

This Policy shall not be valid unless signed by a duly authorized representative of the Insurer.

Countersigned:		by
	Date		Authorized Representative

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THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

SCHEDULE OF FORMS AND ENDORSEMENTS

Named Insured
Policy Number	Policy Period
	From	To
Forms and Endorsements

ABAP 302 1007

Page of

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

SCHEDULE OF UNDERLYING INSURANCE

Named Insured:

Policy Number:		Policy Period
		From:	To:

Item 5. Schedule of Underlying Insurance:
Insurer	Policy Number	Limit(s)	Excess of	Policy Period

PLXS 300 0608

EXCESS INSURANCE POLICY

NOTICE: UNLESS OTHERWISE PROVIDED IN THE UNDERLYING INSURANCE, THIS POLICY SHALL ONLY APPLY TO CLAIMS FIRST MADE DURING THE POLICY PERIOD. THE LIMIT OF LIABILITY AVAILABLE TO PAY DAMAGES OR SETTLEMENTS SHALL BE REDUCED AND MAY BE EXHAUSTED BY THE PAYMENT OF DEFENSE EXPENSES. PLEASE READ THIS POLICY CAREFULLY.

In consideration of the payment of the premium, and in reliance upon the statements made in the Application, which is incorporated into this Policy and forms a part hereof, the insurer identified on the Declarations, herein called the “Insurer,” agrees as follows:

I.	Insuring Agreement
	This	Policy provides the Insureds with insurance excess of the Underlying Insurance for
	Claims	during the Policy Period. Except as specifically set forth in this Policy or in any written
	endorsement	attached to this Policy, the coverage afforded by this Policy applies in conformance
	with:	(1) the terms, conditions, exclusions and limitations of the Followed Policy as they existed
	on	the inception date of this Policy; and (2) any narrower or more restrictive terms of the other
	Underlying	Insurance, to the extent the coverage of the Followed Policy is limited or restricted
	by	the terms of such other Underlying Insurance. This Policy shall not provide coverage broader
	than	that provided by the Underlying Insurance unless the Insurer specifically agrees to grant
	such	broader coverage herein or by written endorsement attached to this Policy.
II.	Definitions
	A.	“Application” means:
		1.	the application for this Policy, for the Underlying Insurance and for any policy of which this Policy or the Underlying Insurance is a direct or indirect renewal or replacement, any attachment to any such application(s), any other materials submitted with or incorporated into any such application(s) and any documents submitted in connection with the underwriting of any such policy (ies); and,
		2.	to the extent made by or required of the Insureds:

any public documents filed prior to the inception date of this Policy by the Named Insured with the Securities and Exchange Commission or any similar federal, state, local or foreign regulatory body, and any other written public statement or certification required by law to be made by the chief executive officer, chief financial officer or other executive officer of the Named Insured regarding the accuracy, completeness or adequacy of such Insured’s financial statements, SEC filings, or internal controls;

whether or not such public documents, statements or certifications are furnished to the Insurer.

The Insureds agree that all warranties and representations contained in the Application are deemed made to the Insurer. The Insureds agree further that the Application is deemed attached to and incorporated into this Policy.

B.	“Claim” has the same meaning as attributed to that term in the Followed Policy.
C.	“Followed Policy” means the policy identified in Item 4. of the Declarations.
D.	“Insureds” means any natural persons or entities extended coverage in the Followed Policy.
E.	“Named Insured” means the entity identified in Item 1 of the Declarations.

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	F.	“Policy Period” means the period of time from the inception date and time stated in Item 2. of the Declarations to the earlier of the expiration date and time stated in Item 2. of the Declarations or the effective date and time of the cancellation of this Policy.
	G.	“Underlying Insurance” means the Followed Policy and all Underlying Excess Policies identified in Item 5. of the Declarations, and “Underlying Insurers” means the insurers of the Underlying Insurance.
	H.	“Underlying Limits” means an amount equal to the aggregate of all the limits of the Underlying Insurance combined (excess of their retentions).
III.	Limit of Liability
	The	Limit of Liability stated in Item 3. of the Declarations is the limit of the Insurer's liability for all
	amounts	arising out of all Claims. The Limit of Liability for the Discovery Period (if applicable) is part
	of,	and not in addition to, the Limit of Liability for the Policy Period.
IV.	Reduction or Exhaustion of Underlying Insurance
	A.	This Policy does not provide coverage for any Claim not covered by the Underlying Insurance. Liability for any amount shall attach to the Insurer only after the Underlying Insurers shall have paid the full amount of the Underlying Limits and the Insureds shall have paid the full amount of the applicable retention amounts and any other financial obligation under the Underlying Insurance.
	B.	In the event the Underlying Limits are partially reduced solely due to actual payment by the Underlying Insurers, this Policy shall continue as excess insurance over the reduced Underlying Limits.
	C.	In the event the Underlying Limits are exhausted due to actual payment by the Underlying Insurers, this Policy shall continue in force as primary insurance; provided always that this Policy shall only pay excess of the retention or deductible amount set forth in the Followed Policy, which retention or deductible amount shall be applied to any subsequent Claim in the same manner as specified in the Followed Policy.
	D.	This Policy shall pay only in the event of reduction or exhaustion of the Underlying Limits as described above and shall not drop down for any reason including, but not limited to, the uncollectibility in whole or in part of the Underlying Limits or the existence of a sub-limit of liability in any Underlying Insurance; provided, however, this Policy will recognize erosion of any Underlying Policy due to the existence of a sub-limit. The Insureds expressly retain the risk that such Underlying Insurance is uncollectible in whole or in part, for any reason, and the Insurer does not in any way or under any circumstances insure or assume that risk.
	E.	If any Underlying Insurance bears an inception date prior to the inception date of this Policy, the Insureds shall be deemed to be self-insured for the amount of any such insurance that is exhausted or impaired by payment of amounts with respect to any Claim prior to the inception date of this Policy.
V.	Maintenance of Underlying Insurance
	A.	It is a condition of this Policy that the Underlying Insurance shall be maintained in full effect with solvent insurers during the Policy Period except for any reduction or exhaustion of the aggregate limits contained therein by reason of amounts paid thereunder (as provided for in Section IV. above). Except as provided in Section X., below, failure to comply with this condition will not invalidate this Policy; however, the Insurer shall not be liable under this Policy to any greater extent than it would have been if there had been full compliance with this condition. If for any reason the underlying insurance is not maintained, then the Insureds will be deemed to be self-insured for that amount of the limit(s) of liability that were not maintained. Notwithstanding anything to the contrary in this Policy, all coverage under this Policy will be void from its inception in the event that any Underlying Insurance is rescinded by agreement or legal process for fraud or other material misrepresentation by the Insured.

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	B.	If, during the Policy Period or any Discovery Period, the terms, conditions, exclusions or limitations of any Underlying Insurance are changed in any manner, as a condition precedent to their rights under this Policy the Insureds shall give to the Insurer written notice of the full particulars thereof, as soon as practicable, but in no event later than thirty (30) days following the effective date of such change(s). The coverage provided by this Policy shall apply in conformance with such change(s) only: (1) upon the effective date of the change(s) in the Underlying Insurance; and (2) if the Insurer agrees to follow such change(s) by written endorsement attached to this Policy, the Named Insured agrees to any additional premium and/or amendment of the provisions of this Policy the Insurer requires and the Named Insured pays any such additional premium when due.
VI.	Exclusions
	In	addition to such exclusions or limitation stated in any Underlying Insurance, this Policy provides
	no	coverage in connection with any Claim arising out of, based upon or in consequence of, directly
	or	indirectly resulting from or in any way involving:
	A.	any demand, suit, proceeding or other claim, or any investigation of which any Insured had notice, pending on or prior to the Pending or Prior Date stated in Item 6. of the Declarations;
	B.	any fact, matter, circumstance, situation, transaction or event underlying or alleged in such demand, suit, proceeding, claim or investigation;
	C.	any other fact, matter, circumstance, situation, transaction or event which has been the subject of written notice given to any prior insurer;
	regardless	of the legal theory upon which such Claim is predicated.
VII.	Notice of Claims
	As	a condition precedent to the obligations of the Insurer under this Policy, the Insureds shall,
	contemporaneously	with and according to the terms of the Followed Policy, give written notice of
	any	Claim to the Insurer at the address indicated on the Declarations.
VIII.	Claim Participation
	A.	The Insurer shall have the right but not the obligation to associate with the Insureds in the defense, investigation and settlement of any Claim, even if the Underlying Insurance has not been exhausted. The Insureds shall give the Insurer full cooperation and such information as it may reasonably require. The failure of the Insurer to exercise any right under this paragraph at any point in a Claim shall not act as a waiver or limit the right of the Insurer in any manner to exercise such right at any other point in that Claim.
	B.	With respect to any Claim that appears reasonably likely to involve the Insurer, the Insureds shall not admit or assume any liability, make any settlement offer, enter into any settlement agreement, stipulate to any judgment or incur any amount without the prior written consent of the Insurer. Only those amounts to which the Insurer has consented shall be recoverable under this Policy, such consent not to be unreasonably withheld so long as the Insured did not prevent the Insurer from associating in the defense, investigation or settlement of such Claim.
IX.	Discovery Clause
	The	Insured shall be entitled to a Discovery Period (or Extended Reporting Period) pursuant to
	the	terms and conditions of the Followed Policy. The Discovery Period (or the Extended
	Reporting	Period) is not available unless the Named Insured has elected the Discovery Period
	(or	Extended Reporting Period) in all Underlying Insurance. The Additional Premium for the
	Discovery	Period is specified in Item 7. of the Declarations and shall be fully earned at the
	inception	of the Discovery Period. The Discovery Period is not cancellable.

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X.	Termination
	A.	This Policy shall terminate immediately upon cancellation of any Underlying Insurance, whether such cancellation is by the Insureds or an Underlying Insurer.
	B.	Notice of cancellation or non-renewal by any of the Underlying Insurers shall serve as notice of cancellation or non-renewal by the Insurer.
	C.	This Policy may be canceled by the Named Insured by mailing or delivering prior written notice to the Insurer or by surrender of this Policy to the Insurer. This Policy may also be canceled by or on behalf of the Insurer by delivering to the Named Insured or by mailing to the Named Insured by registered, certified or other first class mail, at the address of the Named Insured as stated in the Declarations, written notice stating when not less than thirty (30) days after the date of such notice the cancellation shall be effective; provided, the Insurer may cancel this Policy on twenty (20) days notice for nonpayment of premium due. The mailing of such notice as aforesaid shall be sufficient proof of notice.

D.	If this Policy is canceled by the Named Insured, the Insurer shall retain the customary short rate proportion of the premium hereon. If this Policy is canceled by or on behalf of the Insurer, the Insurer shall retain the pro-rata proportion of the premium hereon.
XI.	Notice of Material Changes
	As	a condition precedent to the obligations of the Insurer under this Policy, the Insureds shall give
	written	notice to the Insurer at the address set forth on the Declarations as soon as practicable but
	in	no event later than thirty (30) days after the Insured becomes aware of the following events:
	A.	Any Underlying Insurance being canceled or non-renewed or otherwise ceasing to be in effect or being uncollectible, in part or in whole;
	B.	Any of the Underlying Insurers being subject to a receivership, liquidation, dissolution, rehabilitation or any similar proceeding or being taken over by any regulatory authority;
	C.	Any changes to the Underlying Insurance by re-write, endorsement or otherwise;
	D.	Reduction or exhaustion of any Underlying Insurance; or
	E.	The Named Insured consolidating with or merging into, or selling all or a majority of its assets to any other person or entity or group of persons and/or entities acting in concert, or any person or entity or group of persons and/or entities acting in concert acquiring an amount of the outstanding securities representing more than fifty percent (50%) of the outstanding stock or other interest representing the present right to vote, designate or select a majority of the board of directors or managers of the Named Insured.
XII.	Subrogation
a.	In the event of payment under this Policy, the Insurer shall be subrogated to the extent of such payment to all of the rights of recovery of the Insureds against any person or organization. The Insureds shall execute and deliver all papers and instruments required and shall and do whatever else is necessary to enable the Insurer effectively to bring suit in their name and otherwise secure such rights. The Insureds shall do nothing to prejudice any such rights.
b.	Any amount recovered after payment under this Policy shall be apportioned in the inverse order of payment to the extent of the actual payment. The expenses incurred in obtaining any such recoveries shall be apportioned in the ratio of the respective recoveries.
XIII.	Authorization
The Insureds agree that the Named Insured will act on behalf of all of the Insureds with respect to the payment or return of premium, the receipt and acceptance of any endorsements, the cancellation of the Policy, the negotiation of renewal, and the giving and receiving of any notice provided for by the terms and conditions of this Policy.
XIV.	Conformity to Statute

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Any terms of this Policy which are in conflict with the terms of any applicable laws construing this Policy are hereby amended to conform to such laws.
XV.	Headings
The descriptions in the headings and any subheading of this Policy (including any titles given to any endorsement attached hereto) are inserted solely for convenience and do not constitute any part of the terms or conditions hereof.
XVI.	Service of Suit
If the Insurer fails to pay any amount claimed to be due under this Policy, the Insurer, at the request of any of the Insureds, will submit to the jurisdiction of any court of competent jurisdiction within the United States, and will comply with all requirements necessary to give such court jurisdiction. Nothing in this Clause constitutes or should be understood to constitute a waiver of the Insurer’s rights to commence an action in any Court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another Court as permitted by the laws of the United States or of any State in the United States.
The Insurer hereby designates the Superintendent, Commissioner or Director of Insurance or similar officer specified by law for that purpose, or his or her successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of any Insured under the Policy. Upon receipt of process lawfully served, that official may mail such process to Claim Manager- Professional Liability at the address stated on the Declarations.

THIS POLICY SHALL NOT BE VALID UNLESS COMPLETED BY THE ATTACHMENT HERETO OF A DECLARATION PAGE AND SIGNED BY A DULY AUTHORIZED REPRESENTATIVE OF THE

INSURER.

PLXS 050 0507

IN WITNESS ENDORSEMENT

CATLIN SPECIALTY INSURANCE COMPANY

ADMINISTRATIVE OFFICE:	3340 Peachtree Road N.E. Suite 2950 Atlanta, GA 30326

STATUTORY HOME OFFICE:	160 Greentree Drive Suite 101 Dover, Delaware 19904

It is hereby agreed and understood that the following In Witness Clause supercedes any and all other In Witness clauses in this policy.

All other provisions remain unchanged.

IN WITNESS WHEREOF, the Company has caused this policy to be executed and attested, and, if required by state law, this policy shall not be valid unless countersigned by a duly authorized representative of the Company

Richard S. Banas President	Steven C. Adams Secretary

ABAP 401 0807

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

QUOTA-SHARE ENDORSEMENT

In consideration of the payment of the premium for this Policy, it is hereby understood and agreed that the Policy is amended as follows:

1.	"Quota-Share Insurer" means each insurer identified in paragraph 2. below in the percentage participation identified in paragraph 2.
2.	This Policy is part of a quota share participation arrangement between the Quota-Share Insurers and the Insured (the "Program") which provides a $ 50,000,000 Limit of Liability excess of the Underlying Limits and consists of the following:

Quota-Share Insurer		Policy Number		Limit of Liability	Quota-Share
					Insurer’s Percentage
					Participation
Catlin Specialty	XSP	-92190-0710		$5,000,000	10%
Insurance Company
Federal Insurance		81906762		$5,000,000	10%
Company
Lloyd’s of London		B080113012	P10	$6,000,000	12%
Chartis Excess		33078846		$6,000,000	12%
Limited
Houston Casualty		24-MG-10-A10267		$8,000,000	16%
Company
National Casualty		XMO 1000021		$10,000,000	20%
Company
Twin City Fire		FI 0252157-10		$10,000,000	20%
Insurance Company

3.	Each Quota-Share Insurer shall be liable only for its own percentage of each covered amount,
	subject	to its own Limit of Liability.
4.	Each Quota-Share Insurer shall:
	a.	receive notice of any claim submitted for coverage under the Program;
	b.	make its own determination of whether any amount is covered under the Program; and
	c.	elect whether to participate in the investigation, settlement or defense of any claim.
5.	The liability of each Quota-Share Insurer shall be several and not joint. The failure, refusal or
	inability	of any Quota-Share Insurer to pay covered amounts, including any financial inability to pay,
	shall	not increase or otherwise affect the liability of any other Quota-Share Insurer. The Insured
	expressly	retains the risk of any gap in coverage or uncollectibility and the Insurer does not in any
	way	insure or assume such risk.

All other terms, conditions and exclusions remain unchanged.

This endorsement changes the policy to which it is attached and is effective on the date issued unless otherwise stated.

(The information below is required only when this endorsement is issued subsequent to preparation of the policy.)

Endorsement Effective:____________	Policy No.:	Endorsement No. __1___
Insured:		Premium:_______________
PLDO 414 0609		Page 1 of 2

Insurance Company:___________________________________________________________________

Authorized Signature:

PLDO 414 0609

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

REDUCTION OR EXHAUSTION BY UNDERLYING INSURERS

AND/OR INSUREDS ENDORSEMENT

In consideration of the payment of the premium for this Policy, it is hereby understood and agreed that the Policy is amended as follows: Section IV. is deleted in its entirety and is replaced with the following:

IV.	Reduction or Exhaustion of Underlying Insurance
	A.	This Policy does not provide coverage for any Claim not covered by the Underlying Insurance. Liability for any amount shall attach to the Insurer only after the full amount of the
Underlying Limits shall have been paid by the Underlying Insurers and/or the Insureds and the Insureds shall have paid the full amount of the applicable retention amounts and any other financial obligation under the Underlying Insurance. The Insureds shall be deemed self-insured for the amount of the Underlying Limits which is not paid, for any reason, by the Underlying Insurers, and the Insureds shall pay said amount before any liability attaches to the Insurer. The Insurer reserves the right to determine coverage notwithstanding payment by the Underlying Insurers and/or the Insureds of the Underlying Limits.
	B.	In the event the Underlying Limits are partially reduced solely due to actual payment by the Underlying Insurers and/or the Insureds, this Policy shall continue as excess insurance over the reduced Underlying Limits.
	C.	In the event the Underlying Limits are exhausted due to actual payment by the Underlying Insurers and/or the Insureds, this Policy shall continue in force as primary insurance; provided always that this Policy shall only pay excess of the retention or deductible amount set forth in the Followed Policy, which retention or deductible amount shall be applied to any subsequent Claim in the same manner as specified in the Followed Policy.
	D.	This Policy shall pay only in the event of reduction or exhaustion of the Underlying Limits as described above and shall not drop down for any reason including, but not limited to, the uncollectibility in whole or in part of the Underlying Limits, exhaustion of underlying first- party coverage, or the existence of a sub-limit of liability in any Underlying Insurance; provided, however, this Policy will recognize erosion of any Underlying Policy due to the existence of first-party coverage or a sub-limit. The Insureds expressly retain the risk that such Underlying Insurance is uncollectible in whole or in part, for any reason, and the Insurer does not in any way or under any circumstances insure or assume that risk.
	E.	If any Underlying Insurance bears an inception date prior to the inception date of this Policy,
	the	Insureds shall be deemed to be self-insured for the amount of any such insurance that is
	exhausted	or impaired by payment of amounts with respect to any Claim prior to the
	inception	date of this Policy.
	All	other terms, conditions and exclusions remain unchanged.

This endorsement changes the policy to which it is attached and is effective on the date issued unless otherwise stated.

(The information below is required only when this endorsement is issued subsequent to preparation of the policy.)

Endorsement Effective:____________	Policy No.:	Endorsement No. __2___
Insured:		Premium:_______________

Insurance Company:___________________________________________________________________

Authorized Signature:

PLXS 423 0410

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

TIE IN LIMITS ENDORSEMENT

In consideration of the payment of the premium for this Policy, it is hereby understood and agreed that the Policy is amended as follows:

The aggregate Limit of Liability of this Policy and of Policy No.: XSP-92189-0710 issued to the Named Insured by the Insurer together shall be $5,000,000. Payment of Loss under this Policy shall also reduce and may exhaust the aggregate Limit of Liability under Policy No.: XSP-92189-0710.

All other terms, conditions and exclusions remain unchanged.

This endorsement changes the policy to which it is attached and is effective on the date issued unless otherwise stated.

(The information below is required only when this endorsement is issued subsequent to preparation of the policy.)

Endorsement Effective:____________	Policy No.:	Endorsement No. __3___
Insured:		Premium:_______________

Insurance Company:___________________________________________________________________

Authorized Signature:

PLXS M058 0710